EMPLOYMENT CONTRACT
                                    AMENDMENT

                  Amendment to the Employment Contract between
                               Wayne A. Bromfield
                                       and
                                 The JPM Company

                                    RECITALS

1. Wayne A. Bromfield ("Employee") is a current employee of The JPM Company ("Employer") under a contract of employment dated the 14th day of October, 1997.

2. In view of the current needs of the Employer, and the business conditions which prevail, the services of Wayne A. Bromfield may be temporarily reduced.

3.   Wayne  A.   Bromfield   has  agreed  to  a  temporary   reduction   in  his
     responsibilities, together with a temporary reduction in his compensation.

4. This agreement is intended to set forth the supplemental terms and conditions of his employment until further changed by mutual agreement.

5. All other terms and conditions shall remain as set forth in the previous employment agreement above referenced.

                                    AGREEMENT

1. Employee shall remain Executive Vice President, General Counsel and Corporate Secretary of The JPM Company.

2. Employee shall have such project assignments and specific duties as may be assigned from time-to-time by the Chairman or the Board of Directors, together with oversight of the legal affairs of the corporation and responsibilities as corporate secretary.

3. Employee shall devote such time and attention to the discharge of those duties as is necessary for their fulfillment, provided, however, that the parties hereto contemplate that such duties shall require approximately 80-90 days per year of service. If such projects, assignments and responsibilities require more time than that contemplated by the parties, the Employee shall be entitled to per diem payments for additional days of service beyond 100/year.

4. Employee shall remain entitled to all current employee benefits he currently receives, provided, however, that vacation hours shall not be further accrued unless and until he returns to full-time status.

5. In view of the temporary nature of this reduced assignment, Employee shall remain entitled to full severance benefits as set forth in his previous contract and supplemental agreements, with his base salary remaining as in effect December 31, 2000, subject to such proportionate increases as may be applied from time-to-time to his temporary salary set forth in paragraph 6 below.

6. Employee"' temporary salary shall be $83,200 during the term of this reduced assignment, subject to annual review. Employee's salary shall not be reduced except by mutual agreement.

7. All other terms and conditions of Employee's original contract and supplemental agreements shall remain in full force and effect.

8. This Amendment shall be in effect from January 1, 2001 until otherwise mutually agreed.

Date:

The JPM Company                                         Employee:

By: _____________________                               /s/Wayne A. Bromfield
Name:                                                   Wayne A. Bromfield